Media Contact:	Investor Contact:

Barbara Henderson SVP, Worldwide Corp. Comm. (310) 410-9600 ext. 32736	Frank Lamberti Vice President Investor Relations (310) 410-9600 ext. 32280

HERBALIFE LTD. ANNOUNCES RECORD THIRD-QUARTER NET SALES OF $401.0 MILLION
All Regions Report Net Sales Growth in the Quarter

LOS ANGELES, November 7, 2005 — Herbalife Ltd. (NYSE: HLF) today reported record third-quarter net sales of $401.0 million, an increase of 25.4 percent compared to the same period of 2004. All of the company’s regions: the Americas, Asia Pacific, Europe, and Japan achieved net sales growth of 55.7 percent, 21.2 percent, 2.8 percent, and 7.0 percent, respectively, compared to the same period of 2004. Michael O. Johnson, the company’s chief executive officer said, “Reflecting strong and unified distributor leadership, coupled with the implementation of numerous strategic initiatives throughout our 60 markets, we are pleased to report record net sales for the quarter, and more importantly, revenue growth across all of the company’s four regions for the first time in over 7 years.” Additionally, during the quarter, the number of new Distributor Supervisors increased 24.5 percent versus the third quarter of 2004. The company’s high-level Presidents Team expanded to 819 members during the third quarter of 2005, up 11 percent versus the third quarter of 2004. These distributor statistics coupled with the addition of one new Chairman’s Club member, reflects strength in the company’s independent distributor organization.

Financial Performance

For the quarter ended September 30, 2005, the company reported net income of $27.1 million, or $0.37 per diluted share compared to net income of $11.5 million, or $0.21 per diluted share in 2004. The stronger than expected revenue growth during the past several quarters and management’s outlook that a mid-teens revenue growth rate will continue throughout 2006, had a significant impact on the company’s worldwide transfer pricing and tax structure, resulting in an adjustment in the third quarter of its full year 2005 effective tax rate. During the quarter the company’s effective tax rate was 49.1 percent, reflecting the impact of increasing the full year rate. In addition to the effective tax rate adjustment, the third quarter 2005 figures include a favorable non-cash, pre-tax royalty expense adjustment of $4.0 million or $0.03 per diluted share related to a change in estimate of the provision for uncollectible royalty override receivables. Excluding the royalty expense adjustment, net income would be $0.34 per diluted share.

For the nine months ended September 30, 2005, the company reported net income of $63.2 million, or $0.87 per diluted share, up 173.6 percent compared to net income of $23.1 million, or $0.42 per diluted share reported for the same period in 2004. Excluding the effect of recapitalization transaction expenses of $14.2 million and $15.4 million in the first quarters of 2005 and 2004 respectively, the $5.5 million non-cash tax charge associated with moving its China subsidiary within the global corporate structure in the second quarter of 2005, and the favorable $4.0 million royalty expense adjustment, the company’s net income would be $80.6 million or $1.11 per diluted share.

Third-Quarter 2005 Highlights

In addition to record sales growth, Herbalife made progress executing the company’s key strategies during the quarter. Branding efforts continued to gain traction. During the quarter, the company announced event sponsorships such as the Association of Volleyball Professionls (AVP) Tour, London Triathlon, Hong Kong Dragon Boat Races, J.P. Morgan Chase Open, Nautica Malibu Triathlon, and the Laguna Phuket Triathlon. In addition, the company announced sponsorships of athletes such as Elaine Youngs, Rachel Wacholder, Jason Ring, Stein Metzger, Olly Freeman, Lucilla Perrotta, and Daniela Gatelli. The company also entered into a multi-year agreement with the Anschutz Entertainment Group (AEG), providing Herbalife with naming rights at a variety of global venues that host events focused on healthy, active lifestyles. “We are proud of the strategic sponsorships and alliances formed with organizations like the AVP and AEG. These relationships enhance the Herbalife brand and provide our distributors access to events where they can retail and sample our products as well as recruit new distributors,” Johnson said.

The company continued to roll-out new products during the quarter. The ShapeworksTM weight management program was introduced in Brazil, Taiwan, and parts of Eastern Europe during the quarter. Niteworks® launched in Japan, South Africa, Germany, Italy, the Netherlands, United Kingdom, Sweden, Austria, Belgium, and Ireland. In addition, the company launched its energy drink, LiftoffTM in Canada. The company will continue rolling out these products globally in accordance with local registration timelines. The company also launched a comprehensive “Healthy Heart Line” at its Herbalife University event in Anaheim, California in October. This product line features the endorsed signature of Dr. Lou Ignarro, Nobel Laureate, who assisted in the development of the line along with the company’s team of scientists.

Continuing to expand its presence in China, the company opened stores in four key provinces: Fujian, Jiangsu, Liaoning, and Shandong. These stores represent a test launch to prepare for the larger scale expansion expected throughout 2006. Greg Probert, the company’s president and chief operating officer said, “We are excited with the level of distributor support for our strategic plans related to the China marketplace and very pleased with the progress our China management team has made executing these initiatives. We will continue our expansion in an efficient and planned manner.” The company anticipates officially applying for its direct selling license in December this year and remains optimistic that the company will receive its license in 2006.

During the third quarter, the company invested $9.5 million in capital expenditures, primarily related to the ongoing roll-out of its Oracle ERP system, the development of its BizWorks online distributor tool and other Internet applications to improve distributor support and productivity, the implementation of the MicroStrategy® Business Intelligence software, and investments in China. In addition, the company prepaid $45 million of its $200 million bank term loan during the quarter.

Regional Performance

The Americas, which comprised 45.1 percent of worldwide sales, reported net sales of $180.7 million in the third quarter, up 55.7 percent versus the same period of 2004. Excluding currency fluctuations, net sales increased 46.3 percent. The performance was driven by continued strong sales growth in Mexico, up 132.2 percent, Brazil, up 71.2 percent, and the U.S., up 15.1 percent versus the third quarter of 2004. Total supervisors for the third quarter increased 26.4 percent versus the same period of 2004. On a year-to-date basis, the Americas reported net sales of $488.1 million, up 42.1 percent versus the first nine months of 2004. Excluding currency fluctuations, net sales increased 36.6 percent.

Europe, which comprised 32.7 percent of worldwide sales, reported net sales of $131.2 million in the third quarter, up 2.8 percent versus the same period of 2004. Excluding currency fluctuations, net sales increased 2.3 percent. Net sales in two of the region’s key markets, Germany and the Netherlands, which were down 14.7 percent and 15.3 percent, respectively, were offset by growth in other markets such as Spain, up 17.1 percent, France, up 28.7 percent, and South Africa, up 72.2 percent compared to the same period of 2004. Total supervisors in the region decreased 8.2 percent versus the third quarter of 2004. On a year-to-date basis, the region reported net sales of $417.6 million, up 4.0 percent versus the first nine months of 2004. Excluding currency fluctuations, net sales increased 0.9 percent.

Asia Pacific, which comprised 16.2 percent of worldwide sales, reported net sales of $65.1 million in the third quarter, up 21.2 percent versus the same period of 2004 due to strong sales in Korea, up 67.0 percent and Taiwan, up 34.1 percent. Excluding currency fluctuations, net sales increased 14.7 percent. Total supervisors for the third quarter increased 13.4 percent versus the same period of 2004. On a year-to-date basis, the Asia Pacific region reported net sales of $180.9 million, up 21.4 percent versus the first nine months of 2004. Excluding currency fluctuations, net sales in the region increased 14.9 percent.

Japan, which comprised 6.0 percent of worldwide sales, reported net sales of $24.0 million in the third quarter, up 7.0 percent versus the same period of 2004. This represents the first year-over-year quarterly net sales growth since the first quarter of 1999. Probert added, “We are extremely pleased with the return to positive sales growth in this very important region, which we attribute to unified distributor leadership, strong country management, and new product introductions.” Excluding currency fluctuations, net sales increased 8.2 percent. Total supervisors declined 23.2 percent versus the third quarter of 2004. On a year-to-date basis, Japan reported net sales of $71.1 million, down 3.8 percent versus the first nine months of 2004. Excluding currency fluctuations, net sales decreased 4.9 percent.

2005 and 2006 Key Initiatives

Herbalife continues to execute and invest in its five key strategies in the areas of distributors, consumers, products, China expansion, and infrastructure. The plans for investment in these key areas are progressing according to management’s expectations. The company expects to expand its e-commerce capabilities later this year. A larger scale test is expected in the first half of 2006 in Canada with a roll-out in the United States planned in the second half of 2006. In China, the company anticipates that it will expand its presence into over 20 provinces by the end of 2006, which will be another net loss, investment year in this important market. In addition, the company continues to invest in strengthening the ability of its distributors to retail, recruit, and retain distributors and customers. In addition, investments in company personnel, technology, product sourcing, and global manufacturing are key elements of our infrastructure strategy.

Earnings Per Share Guidance

Fourth-quarter 2005 earnings per diluted share are expected to be in the range of $0.39 — $0.41, reflecting continued strong sales growth in Herbalife’s key geographic markets. The company is raising its full-year 2005 diluted earnings per share guidance to a range of $1.50 — $1.52, excluding $14.2 million of pre-tax expenses associated with the claw-back of its 91/2 percent Notes during the first quarter of 2005, the $5.5 million non-cash tax charge associated with its China subsidiary during the second quarter of 2005, and the favorable $4.0 million non-cash, royalty expense adjustment in the third quarter of 2005. The company’s full year guidance has been increased to reflect the strong year-to-date actual results and the positive operating income outlook for the fourth quarter. The company is expecting full-year 2006 diluted earnings per share to be in the range of $1.80 — $1.85.

Third Quarter Earnings Call

Herbalife’s third quarter 2005 earnings conference call will be conducted on November 8, 2005 at 9 a.m. P.T. (noon E.T.) The conference call numbers are (866) 802-4324 for domestic calls and (703) 639-1321 for calls made from outside the United States. Additionally, the conference call will be webcast. The link to the webcast can be obtained on the Investor Relations section of the company’s Web site at www.Herbalife.com. An audio replay will be available following the completion of the conference call in MP3 format or by dialing (866) 219-1444 (domestic callers) and (703) 925-2474 (international callers) and entering reservation code 783896. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

About Herbalife Ltd.

Herbalife is a global network marketing company offering a range of science-based weight management products, nutritional supplements and personal care products intended to support weight management and a healthy lifestyle. (HLFE)

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this press release. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

•	our relationships with, and our ability to influence the actions of, our distributors;

•	adverse publicity associated with our products or network marketing organization;

•	uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;

•	changing consumer preferences and demands;

•	the competitive nature of our business;

•	regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program;

•	risks associated with operating internationally, including foreign exchange risks;

•	our dependence on increased penetration of existing markets;

•	contractual limitations on our ability to expand our business;

•	our reliance on our information technology infrastructure and outside manufacturers;

•	the sufficiency of trademarks and other intellectual property rights;

•	product concentration;

•	our reliance on our management team;

•	product liability claims;

•	uncertainties relating to the application of transfer pricing and similar tax regulations;

•	taxation relating to our distributors.

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Herbalife Ltd.
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended

	9/30/2004	9/30/2005	9/30/2004	9/30/2005

Europe	$127,552	$131,179	$401,637	$417,601
The Americas	116,105	180,723	343,465	488,123
Asia/Pacific Rim	53,722	65,098	148,978	180,871
Japan	22,430	23,997	73,941	71,129

Worldwide net sales	319,809	400,997	968,021	1,157,724
Cost of Sales	68,961	79,482	198,824	232,592

Gross Profit	250,848	321,515	769,197	925,132
Royalty Overrides	111,978	138,618	342,366	410,875
SGA	102,772	121,584	315,811	349,430

Operating Income	36,098	61,313	111,020	164,827
Interest Expense — net	13,604	7,950	55,233	37,598

Income before income taxes	22,494	53,363	55,787	127,229
Income Taxes	11,004	26,226	32,693	64,042
Net Income	11,490	27,137	23,094	63,187

Basic Shares	52,265	69,077	52,121	68,800
Diluted Shares	55,660	73,455	55,246	72,373
Basic EPS	$0.22	$0.39	$0.44	$0.92

Diluted EPS	$0.21	$0.37	$0.42	$0.87

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)

	December 31,	Sept 30,
	2004	2005
ASSETS
Current Assets:
Cash & cash equivalents	$201,577	$105,180
Inventory, net	71,092	86,376
Other current assets	97,244	89,066

Total Current Assets	369,913	280,622
Property and equipment, net	55,390	62,108
Other Assets	26,869	24,360
Goodwill	167,517	144,553
Intangible assets, net	329,012	315,759
Total Assets	$948,701	$827,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	24,457	27,640
Royalty Overrides	85,304	81,239
Accrued expenses	114,243	123,499
Current portion of long term debt	120,291	7,004
Other current liabilities	27,174	31,842

Total Current Liabilities	371,469	271,224
Long-term debt, net of current portion	365,926	281,324
Other long-term liabilities	146,964	144,038

Total Liabilities	884,359	696,586
Shareholders’ equity:
Common shares	137	139
Preferred shares	—	—
Additional paid in capital	74,593	78,836
Accumulated other comprehensive income	3,923	2,965
Retained earnings (accumulated deficit)	(14,311)	48,876

Total Shareholders’ Equity	64,342	130,816
Total Liabilities and Shareholders’ Equity	$948,701	$827,402

Herbalife Ltd.
Supervisors by Market

	Sep 30,	Sep 30,
Region	2004	2005	% Chg
The Americas	108,024	136,536	26%
Europe	94,064	86,364	-8%
Asia/Pacific Rim	48,308	54,804	13%
Japan	16,056	12,327	-23%
Worldwide	266,452	290,031	9%

Herbalife Ltd.
Volume Points by Market
(In millions)

	Quarter Ended			Nine Months Ended

Region	09/30/04	09/30/05	% Chg	09/30/04	09/30/05	% Chg

The Americas	192.6	281.5	46%	556.3	771.5	39%
Europe	133.5	140.5	5%	437.3	432.4	-1%
Asia/Pacific Rim	73.3	83.6	14%	196.2	225.6	15%
Japan	16.5	18.3	11%	55.0	52.5	-5%
Worldwide	415.9	523.9	26%	1,244.8	1,482.0	19%

Herbalife Ltd.
2005 Guidance
For Quarter Ending December 31, 2005

	Low	High
Net Sales Growth Rate vs. 2004	16.0%	18.0%
Gross Profit % Net Sales	79.6%	80.0%
Royalty Overrides % Net Sales	35.5%	36.0%
SGA % Net Sales	29.4%	30.9%
Operating Income % Net Sales	12.8%	15.1%
Interest Income/(Expense) ($mm's)	$(6.0)	$(6.5)
Effective Tax Rate (1) (2)	41.0%	42.0%
EPS (1) (2)	$0.39	$0.41
Capex ($mm's)	$8.0	$13.0
(1) Excludes approximately $5.5 million unfavorable tax impact of restructuring the ownership of the company’s China subsidiary within the global organization.
(2) Excludes $14.2mm of costs associated with the 40% claw-back of the 9 1/2% Notes in the first quarter.

Herbalife Ltd.
2005 Guidance
For Year Ending December 31, 2005

	Low	High
Net Sales Growth Rate vs. 2004	18.7%	19.2%
Gross Profit % Net Sales	79.8%	79.9%
Royalty Overrides % Net Sales (1)	35.7%	35.9%
SGA % Net Sales	30.0%	30.4%
Operating Income % Net Sales (1)	13.6%	14.2%
Interest Income/(Expense) ($mm's) (2)	$(29.4)	$(29.9)
Effective Tax Rate (2) (3)	41.0%	42.0%
EPS (1) (2) (3)	$1.50	$1.52
Capex ($mm's)	$30.0	$35.0
(1) Excludes favorable one-time non-cash pre-tax royalty adjustment of $4.0 million
(2) Excludes $14.2mm of costs associated with the 40% claw-back of the 9 1/2% Notes in the first quarter.
(3) Excludes approximately $5.5 million unfavorable tax impact of restructuring the ownership of the company’s
China subsidiary within the global organization.

Herbalife Ltd.
2006 Guidance
For Year Ending December 31, 2006

	Low	High
Net Sales Growth Rate vs. 2005	14.0%	18.0%
Gross Profit % Net Sales	79.5%	80.5%
Royalty Overrides % Net Sales	35.5%	36.5%
SGA % Net Sales	30.2%	31.8%
Operating Income % Net Sales	13.0%	14.0%
Interest Income/(Expense) ($ mm’s)	$(20.0)	$(24.0)
Effective Tax Rate	39.5%	40.5%
EPS	$1.80	$1.85
Capex ($ mm’s)	$35.0	$45.0

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